Amendment No. 1 to Prospectus Supplement dated September 17, 2015 (to Prospectus dated November 1, 2013)	Filed Pursuant to Rule 424(b)(5) Registration Statement No. 333-191704

Document Security Systems, Inc.

9,214,978 Shares of Common Stock and

Warrants to Purchase 1,842,995 Shares of Common Stock

This Amendment No. 1 to prospectus supplement amends the prospectus supplement dated September 17, 2015.  This amendment to prospectus supplement should be read in conjunction with the prospectus supplement dated September 17, 2015, and the prospectus effective as of November 1, 2013, each of which are to be delivered with this amendment to prospectus supplement. This amendment to prospectus supplement amends only those sections of the prospectus supplement listed in this amendment; all other sections of the prospectus supplement remain as is.

We are extending the period in which the securities may be sold pursuant to the offering described in the prospectus supplement to October 30, 2015. Accordingly, the references to “September 30, 2015” on the cover page of the prospectus supplement and in the prospectus supplement section titled “Plan of Distribution” are hereby replaced with “October 30, 2015”.

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Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-5 of the prospectus supplement and page 4 of the original prospectus.

Neither the SEC nor any state securities commission has approved or disapproved our securities or determined that this prospectus is truthful or complete. It is illegal for anyone to tell you otherwise.

The date of this Amendment No. 1 to Prospectus Supplement is September 30, 2015.